Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 73 to File No. 002-59353; Amendment No. 73 to File No. 811-02753) of Series D (World Equity Income Series) (formerly, MSCI EAFE Equal Weight Series) of SBL Fund of our report dated February 27, 2013 on the financial statements and financial highlights of Series D (World Equity Income Series) (formerly, MSCI EAFE Equal Weight Series) of SBL Fund, included in the December 31, 2012 Annual Report to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia

August 13, 2013